SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is entered into by Sharon A. Virag (hereinafter referred to as “you” or “your”) and NeoGenomics Laboratories, Inc., a Florida company (the “Company”). In consideration of the mutual promises set forth below, the parties agree as follows:
1.Separation of Employment. In accordance with your March 14, 2018 Employment Agreement, you tendered your resignation as Chief Financial Officer (“CFO) pursuant to Subsection 4(c), and the Company agreed to waive the contractual notice period and make the resignation effective August 8, 2019 (“Separation Date”). The Company will pay you all wages earned in accordance with the Company’s policies and applicable law, through your Separation Date. Any unused paid time off (“PTO”) earned and accrued up to the Separation Date shall be forfeited. You will receive the amounts referenced in this Section 1 regardless of whether you sign this Agreement.
2.As provided in Section 3 below, the Company will provide you with financial benefits and other consideration in return for your execution of this Agreement, which will fully and finally resolve any and all matters between Employer and Employee. By entering into this Agreement, the Company does not admit any underlying liability to you. The Company is not entering into this Agreement because of any wrongful acts of any kind.
3.Severance Pay. As consideration for your execution of this Agreement, including the release of claims, the Company will pay you as severance pay sixty percent (60%) of the Target Bonus you would have been eligible to earn as CFO in 2019 (as defined in paragraph 3(b) of your Employment Agreement) in one lump sum payment, less applicable deductions and withholdings (“Severance Pay”), in accordance with the Company’s regular payment schedule in March of 2020. You acknowledge and agree that (a) the Company is not obligated to provide you with the consideration provided in this Section 3, except under this Agreement, (b) the Company’s obligations set forth in this Section 3 provide adequate consideration for your covenants, waiver, and release in this Agreement, and (c) your entitlement to earn and retain the Severance Pay is conditioned on your full compliance with this Agreement and any other obligations you have to the Company Group (as defined below), including without limitation the obligations in your Confidentiality, Non-Solicitation and Non-Compete Agreement. You further acknowledge and agree that, upon receipt of the Severance Pay, you will have received all compensation you earned while employed by the Company and that no additional compensation is owed whatsoever. For purposes of this Agreement, “Company Group” means the Company and NeoGenomics, Inc., a Nevada company, Clarient, Inc., Clarient Diagnostic Services, Inc., Genoptix, Inc., and each of their parents, subsidiaries, affiliates, and related parties.

4.Benefits. Upon separation, you will be provided, as required by law, notification as to your right to continue health, vision, and dental insurance coverage under the provisions of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for you and any eligible dependents, if applicable. Except as specifically set forth in this Agreement, your right to, and participation in, all employee benefit plans of the Company terminated as of the Separation Date in accordance with the specific terms of each plan. If you timely elect continued coverage under the provisions of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay your COBRA premiums necessary to continue your medical, dental and vision coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (“COBRA Premium Period”) starting on September 1, 2019 and ending on the earliest to occur: (i) August 31, 2020; (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, you agree that you must notify the Company of such event. No COBRA Premiums shall be made if you revoke this Agreement.
5.Stock Option and Restricted Stock Agreements. As long as you continue to serve as a consultant to the Company after the Separation Date pursuant to the terms and conditions of your Consulting Agreement dated August 8, 2019, any Stock Option and Restricted Stock Agreements currently executed between you and the Company shall remain in effect according to their respective terms and conditions and the Company’s Amended and Restated Equity Incentive Plan (the “Plan”). The spirit and intent of this clause is to ensure that your stock options and restricted stock remain in place notwithstanding this Separation Agreement and the Company is aware that the survival of such stock rights during the Term (as that term is defined in the Consulting Agreement) is a material term of this Separation Agreement and constitutes substantial consideration for the General Release granted herein.
6.Confidentiality, Non-Solicitation and Non-Compete Agreement. Your March 14, 2018 Confidentiality, Non-Solicitation and Non-Compete Agreement shall survive termination of your Employment Agreement and this Agreement, and your obligation to fully comply with the terms and conditions contained therein shall remain in full force and effect through Separation Date, and for a period of two years thereafter. A breach of the Confidentiality, Non-Solicitation and Non-Compete Agreement is grounds for the Company to cease payment of your Severance Pay and participation in COBRA.

7.General Release. On behalf of yourself, your marital community, heirs, representatives, executors, administrators, successors, assigns, and any person claiming any interest in your employment or employment related compensation or benefits, you hereby waive, release, acquit, and forever discharge the Company and the other Released Parties (as defined below) from any and all claims, charges, complaints and causes of action, of whatever nature, that exist or may exist on your behalf against the Released Parties up to and including the date you sign this Agreement (collectively “Released Claims”). This release is comprehensive and Released Claims include all claims (including claims to costs or attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred before the execution of this Agreement. The Released Claims include, but are not limited to, any and all claims based on contract, wages, hours, wrongful termination, wrongful termination in violation of public policy, discrimination, harassment, retaliation, defamation, fraud, and any other tort or personal injury claims, and any and all claims arising under any federal, state, local, foreign or other governmental statute, law or regulation relating to employment or otherwise, including but not limited to the following: (a) the Employee Retirement Income Security Act; (b) Title VII of the Civil Rights Act of 1964; (c) Sections 1981 and 1983 of the Civil Rights Act of 1866; (d) Sections 1981 through 1988 of Title 42 of the United States Code; (e) the Age Discrimination in Employment Act; (f) the Equal Pay Act; (g) the Older Workers Benefit Protection Act; (h) the Worker Adjustment Retraining and Notification Act; (i) the Immigration Reform and Control Act; (j) the Americans with Disabilities Act, and Sections 503 and 504 of the Rehabilitation Act of 1973; (k) the Family and Medical Leave Act; (l) the Consolidated Omnibus Reconciliation Act; (m) the Occupational Safety and Health Act; (n) the Fair Credit Reporting Act; (o) the Vietnam Era Veterans Readjustment Assistance Act; (p) the Sarbanes-Oxley Act of 2002; (q) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (r) the Genetic Information Nondiscrimination Act; (s) the Florida Civil Rights Act; (t) the Florida Equal Pay Act; (u) claims under Florida’s Worker’s Compensation Anti-Retaliation Provision, § 440.205; (v) Florida’s Wage Rate Provision, § 448.07; (w) Florida’s Attorney’s Fees Provision for Successful Litigations in Suits for Unpaid Wages, §448.08; (x) the Florida Minimum Wage Act; (y) the Florida Private Whistleblower Act; (z) any foreign, federal, state and/or local whistleblower statute, regulation, ordinance or law; (aa) any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; (bb) all amendments to such laws; and (cc) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute or other legal or equitable ground.
However, Released Claims do not include or affect (a) your rights to health and dental insurance continuation coverage under COBRA and conversion rights under group life and disability plans, (b) claims challenging the validity of this Agreement under the Age Discrimination in Employment Act and/or the Older Workers’ Benefit Protection Act, (c) claims for breach or enforcement of this Agreement, (d) claims that arise after execution of this Agreement, (e) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan, (f) claims for workers’ compensation benefits, or (g) any other claims that may not be released under this Agreement in accordance with applicable law.
By signing below, you acknowledge and agree that you have been paid for all salary, wages, and compensation earned through your last day worked, and that you are not entitled to receive, and shall not claim from the Company, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in this Agreement.
For the purpose of this Agreement, the term “Released Parties” means the Company, its affiliates (including NeoGenomics, Inc., Clarient, Inc., Clarient Diagnostic Services, Inc. and Genoptix, Inc.), parents, subsidiaries, joint ventures, and related companies and its and their present, former, and future successors and assigns, and all of its and their present, former, and future owners, directors, officers, shareholders, employees, agents, representatives, assigns, insurers, trustees, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), attorneys, and all persons acting by, through, under or in concert with any of them, both individually and in their representative capacities.
8.Return of Company Property. You represent and warrant that you have returned to the Company: (a) all originals and copies of all proprietary or confidential information and trade secrets of the Company Group; (b) all originals and copies of customer files; (c) all identification cards, keys, or other means of access to the Company Group or its facilities; and (d) any other property of the Company Group in your possession, custody or control. All Company Group property must be returned no later than the date that you sign this Agreement.
9.Nondisparagement. You agree not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company agrees to use commercially reasonable efforts to cause its officers and members of its Board not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Executive. This Section 9 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like. This Section 9 is not intended to restrict you from making disclosures as may be required or permitted by law or legal process (including in connection with a government investigation). The parties understand and agree that this this non-disparagement provision constitutes a willing and voluntary waiver of rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit either party’s ability to truthfully communicate with any administrative agency including the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), the Financial Industry Regulatory Authority (“FINRA”), or the U.S. Securities and Exchange Commission (“SEC”) and comparable state or local agencies or departments whether such communication is initiated by you or in response to the government.
10.Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement or in your Confidentiality, Non-Solicitation and Non-Compete Agreement dated March 14, 2018, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by Company for reporting a suspected violation of law, you may disclose Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

11.Non-Filing of Complaint or Charges. You represent and warrant that you have not filed any lawsuits, complaints, or charges based on any Released Claims, except as listed below your signature. If no lawsuits, complaints, or charges are shown below your signature, none have been filed. You understand that nothing in this Agreement prevents you from filing or prosecuting a charge with any administrative agency (such as EEOC, NLRB, DOL, SEC or FINRA) with respect to any such claim or from participating in an investigation or proceeding conducted by the EEOC, DOL, NLRB, SEC, FINRA or another administrative agency. You further understand and agree that you will not seek and are hereby waiving any claim for personal damages and/or other personal relief. You agree to cause the withdrawal or dismissal with prejudice of any claim you have purported to waive in this Agreement. If you are ever awarded or recovers any amount as to a claim you have purported to waive in this Agreement (other than under the Age Discrimination in Employment Act if you are lawfully allowed to pursue such a claim), you agree that the amount of any award or recovery will be reduced by ninety percent of the amounts you were paid under this Agreement, with the setoff being appropriately adjusted for your return of any such amounts. To the extent such a setoff is not effected, you promise to pay, or assign your right to receive, the amount that should have been set-off to the Company. You represent and warrant that you are the sole owner of any and all Released Claims that you may have, and that you have not assigned or otherwise transferred your right or interest in any Released Claim. To the extent permitted by law, you hereby assign to the Company any claims you may have against the Company Group that cannot be legally waived here.
12.Notice and Right to Consider and Revoke. You acknowledge that you are releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBA”), 29 U.S.C. § 621, et seq. You are advised to consult and review this Agreement with an attorney before executing this Agreement. In any event, you should thoroughly review and understand the effect of this Agreement, including the release of claims, before taking action upon it. You have twenty-one (21) days from the date you receive this Agreement to complete your review and return the signed Agreement to the Company. You acknowledge that, if you sign this Agreement prior to the expiration of the 21-day period, you did so voluntarily and of your own free will and choice. To accept, you must execute and deliver the Agreement to Company’s Chief Culture Officer, Jennifer Balliet, either by certified U.S. Mail to NeoGenomics Laboratories, Inc., ATTN: Jennifer Balliet, 12701 Commonwealth Drive, Suite 9, Fort Myers, FL 33913, or by email to jennifer.balliet@neogenomics.com with the signed original to follow immediately via certified or regular U.S. Mail. You have a period of seven (7) days following your execution of this Agreement to revoke it. If you wish to revoke the Agreement, you must do so in writing, addressed to the individual in the manner noted in the preceding sentence, and such revocation must be received by the Company prior to the expiration of the seven-day revocation period. This Agreement will become effective upon the eighth day after your delivery of this executed Agreement to the Company, provided that you have not timely revoked this Agreement.

13.Confidentiality. Unless this Agreement is required to be publicly disclosed under applicable U.S. securities laws, you understand and agree that this Agreement and all of its terms are entirely confidential and that you shall not disclose, reveal, discuss, publish, or in any way communicate any of the terms, amount or fact of this Agreement to any other person or entity, including especially the amount of the severance payment. As an exception to this provision, you may disclose information relating to this Agreement only as necessary (i) to your immediate family members and professional representatives (including attorneys, accountants and/or tax advisors), who shall be informed of and bound by this confidentiality clause; (ii) to the extent necessary to enforce or challenge the terms of this Agreement; or (iii) in connection with any charge or complaint filed by you with the EEOC, NLRB, DOL, SEC, FINRA or any similar federal, state, or local department or agency. You shall promptly provide written notice of any such order to an authorized officer of the Company.

14.Tax Liability. You agree that you are solely and exclusively liable for any taxable event resulting from the payment of the sums set out in Section 3 above by the Company to you. You agree to hold harmless and indemnify the Company for any tax liability, interest, and/or penalties arising out of your failure to pay any taxes the Company is obligated to pay.

15.Acknowledgements. You further agree that each of the following statements is truthful and accurate:

(a)You are of sound mind and body.

(b)You have sufficient education and experience to make choices for yourself that may affect your legal rights.

(c)You are aware that this Agreement has significant legal consequences, and agree that this Agreement is written in a manner that you can understand.

(d)You have been advised to consult with an attorney of your choice prior to signing this Agreement.

(e)You have decided to sign this Agreement of your own free will, and your decision to sign this Agreement and to resign your employment has not been unduly influenced or controlled by any mental or emotional impairment or condition or by duress.

16.Miscellaneous.
(a)With the exception of the Consulting Agreement dated August 8, 2019 and the Confidentiality, Non-solicitation and Non-compete Agreement dated March 14, 2018 executed between you and the Company, this Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally.
(b)In the event your testimony or court appearance is required concerning any litigation the Company is now or may be involved in, or if in the Company’s opinion, your appearance or testimony would be beneficial to the Company’s position, you agree to make yourself available to the Company and their counsel, and you agree to use your best efforts to support the Company’s litigation strategy.

17.This Agreement is expressly conditioned upon your full and continued compliance with all terms of your Confidentiality, Non-Solicitation and Non-Compete Agreement. To the extent that you violate such agreements, you will not earn or be entitled to the Separation Pay, will not receive any unpaid installment payments of the Separation Pay, if applicable, and will return any previously provided Separation Pay. The Company Group is a third party beneficiary of this Agreement and may seek other relief for such breaches including seeking an injunction and other monetary claims.
(a)You represent and acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties.
(b)The failure of a party at any time to require performance of any provision of this Agreement will not affect in any way the party's full right to require performance of the same or any other provisions of this Agreement at any time thereafter.
(c)This Agreement will be construed in accordance with and governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of Florida law. The parties expressly consent to the exclusive jurisdiction and venue of any Court of competent jurisdiction in Lee County, Florida. The parties expressly waive any claims or defenses of forum non conveniens to jurisdiction and venue in Lee County, Florida.
(d)Section 6 of this Agreement is integral to its purpose and may not be severed from this Agreement. If any other provision of the Agreement or compliance by any of the parties with any other provision of this Agreement is found to be unlawful or unenforceable, such provision will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Agreement and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Agreement are put into question, all provisions will be interpreted in a manner that would make them consistent with current law.
(e)The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.
(f)In the event of litigation arising out of this Agreement, the prevailing party will be entitled to an award of its costs and reasonable attorneys’ fees, except with regard to a claim challenging the validity of this Agreement in connection with a claim under the Age Discrimination in Employment Act.
(g)To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (herein referred to as “Section 409A”). This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A. Each separate payment in the series of separate payments will be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.
(h)This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

SIGNATURE PAGES TO FOLLOW

EMPLOYEE _____________________________________ (Signature) _____________________________________ (Print Name) _____________________________________ Date	NEOGENOMICS LABORATORIES, INC. ____________________________________ (Signature) By__________________________________ Its___________________________________ _____________________________________ Date

/s/ Sharon A. Virag	/s/ Douglas M. VanOort
(Signature)	(Signature)

Sharon A. Virag	By: Douglas M. VanOort
(Print Name)
Its: Chief Executive Officer

August 8, 2019	August 8, 2019
Date	Date

Lawsuits, complaints, or charges (Section 11) are [include name, cause number and court or agency]:
__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________